Exhibit 99.1 NEWS RELEASE

Achaogen Reports Fourth Quarter and Full Year 2016 Financial Results and Provides Corporate Update

-- Achieved positive results in Phase 3 EPIC and CARE clinical trials of plazomicin; NDA submission planned for the second half of 2017 --

-- Unveiled new orally-administered antibacterial clinical candidate, C-Scape, to be evaluated in complicated urinary tract infections (cUTI) --

-- Raised $95 million through underwritten equity offering --

-- Conference call today at 4:30 p.m. Eastern Time --

SOUTH SAN FRANCISCO, Calif., March 14, 2017 – Achaogen, Inc. (NASDAQ: AKAO), a late-stage biopharmaceutical company discovering and developing innovative antibacterials addressing multi-drug resistant (MDR) gram-negative infections, today reported financial results for the fourth quarter and year ended December 31, 2016, and provided an update on its corporate and clinical development activities.

"2016 was a year of remarkable progress by the Achaogen team – the plazomicin Phase 3 results were exceptional and we are also poised to advance C-Scape, a highly attractive development candidate, into the clinic in 2017,” said Kenneth Hillan, M.B. Ch.B., Achaogen's Chief Executive Officer. “With the additional capital we raised in December 2016, we are well positioned to seek approval of plazomicin and, if approved, to execute on our goal of launching a treatment that has the potential to address serious multi-drug resistant bacterial infections occurring every day in our hospitals.”

Recent Highlights and Upcoming Milestones

Plazomicin – The Company’s lead product candidate successfully completed and reported positive results in two Phase 3 clinical trials. The EPIC (Evaluating Plazomicin In cUTI) trial is expected to serve as a single registration trial supporting a New Drug Application (NDA) for plazomicin in the United States and a Marketing Authorization Application (MAA) in the European Union. The Company expects the CARE (Combating Antibiotic Resistant Enterobacteriaceae) trial will serve as a descriptive trial in patients with serious bacterial infections due to carbapenem-resistant Enterobacteriaceae (CRE) and should provide additional data supporting plazomicin therapy in these patients.

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Phase 3 EPIC trial successfully achieved the U.S. Food and Drug Administration (FDA) primary endpoints in patients with complicated urinary tract infections (cUTI) and demonstrated superiority on the European Medicines Agency (EMA) primary endpoints;

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Phase 3 CARE trial showed a lower rate of 28-day all cause mortality or serious disease related complications and an improved safety profile for plazomicin compared to colistin in patients with serious infections due to carbapenem-resistant Enterobacteriaceae (CRE);

•	Company plans to submit an NDA to the FDA in the second half of 2017, which will include EPIC and CARE data, and to submit an MAA to the EMA in 2018; and
•	Company plans to present detailed results from both the EPIC and CARE trials at one or more medical meetings in mid-2017.

C-Scape – Achaogen is developing an orally-available antibacterial candidate, C-Scape, that is a combination of an approved beta-lactam and an approved beta-lactamase inhibitor with the potential to

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treat patients with cUTI due to MDR pathogens such as extended spectrum beta-lactamase (ESBL) producing Escherichia coli and Klebsiella pneumoniae.

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Achaogen is currently projecting to commence C-Scape clinical development in the second quarter of 2017 and, if successful, to proceed to pivotal Phase 3 cUTI trial initiation in the first half of 2018; and

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C-Scape was awarded qualified infectious disease product (QIDP) status by FDA for the treatment of cUTI, including acute pyelonephritis, in January 2017. QIDP designation provides incentives for new antibiotics, including priority review and additional market exclusivity.

Research Discovery and Development Programs – Beyond the Company’s plazomicin and C-Scape programs, the research and early development teams are focused on novel approaches to address infections caused by MDR gram-negative pathogens.

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LpxC inhibitors: The Company is pursuing an advanced series of compounds that are active against Pseudomonas aeruginosa, supported by up to $5 million in funding from a contract with National Institute of Allergy and Infectious Diseases (NIAID). Achaogen is progressing toward filing an Investigational New Drug (IND) application as early as 2018.

Other Corporate Highlights

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Completed a public offering of 7,475,000 shares of common stock at a price of $13.50 per share, which included the exercise in full of the underwriters' option to purchase up to an additional 975,000 shares of common stock. Net proceeds were approximately $94.6 million after deducting discounts, commissions and offering expenses;

•	In collaboration with Achaogen’s partner, Thermo Fisher Scientific, achieved an important milestone towards developing an assay to enable therapeutic drug management (TDM) of plazomicin;
•	Announced the addition of Gary Loeb as General Counsel and Janet Dorling as Chief Commercial Officer to the executive management team; and
•	Appointed Halley Gilbert, Senior Vice President and Chief Legal Officer of Ironwood Pharmaceuticals, Inc., to the Board of Directors.

Fourth Quarter and Full Year 2016 Financial Results

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Unrestricted cash, cash equivalents and short-term investments totaled $145.9 million at December 31, 2016 compared to $58.7 million at December 31, 2015.

Contract revenue totaled $10.7 million for the fourth quarter of 2016 compared to $4.7 million for the same period of 2015. Contract revenue for the year ended December 31, 2016 was $41.8 million compared to $26.1 million for the year ended December 31, 2015. The increase in contract revenue in 2016 was primarily due to the increased research and development activities under the contract Option 3 with BARDA. As of December 31, 2016, $7.2 million and $1.0 million remains on the BARDA and NIAID contracts, respectively. Achaogen derived all of its revenue from funding provided under U.S. government contracts in connection with the research and development of product candidates.

Research and development expenses were $17.9 million for the fourth quarter of 2016 compared to $12.3 million reported for the same period in 2015. Research and development expenses for the year ended December 31, 2016 were $74.0 million compared to $40.2 million for the year ended December 31, 2015. The increase in 2016 research and development expenses primarily relates to increased program costs associated with the Phase 3 EPIC and CARE trials, higher personnel-related expenses, as well as increased costs related to non-plazomicin research programs.

General and Administrative (G&A) expenses were $4.9 million for the fourth quarter of 2016 compared to $3.3 million for the same period in 2015. General and administrative expenses for the year ended December 31, 2016 were $17.1 million compared to $12.4 million for the year ended December 31, 2015. The increase in G&A expenses during the quarter primarily relates to increased activity to support plazomicin development and manufacture and also to prepare for registration and commercialization.

Net other expenses and interest expenses were $17.7 million and $21.9 million for the fourth quarter and full year of 2016, respectively, compared to nil for both periods in 2015. The increase was primarily related to non-cash charges for the revaluation of warrants issued in the private placement of common stock and warrants to purchase common stock in June 2016.

Net loss for the fourth quarter of 2016 was $29.7 million, or $1.04 per share, compared to a net loss of $11.3 million, or $0.61 per share, for the fourth quarter of 2015. For the year ended December 31, 2016, net loss was $71.2 million, or $3.00 per share, compared to a net loss of $27.1 million, or $1.49 per share, for the year ended December 31, 2015.

As of December 31, 2016, there were approximately 35.6 million shares of common stock outstanding.

Conference Call
The Company will host a conference call today, March 14, 2017 at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To participate by telephone, please dial 888-378-0332 (Domestic) or 719-457-2698 (International). The conference ID number is 5196478. A live and archived audio webcast can be

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accessed through the Investors section of the Company's website at www.achaogen.com. The archived audio webcast will remain available on the Company's website for 30 days following the conference call.

About Achaogen
Achaogen is a late-stage biopharmaceutical company passionately committed to the discovery, development, and commercialization of innovative antibacterials to treat MDR gram-negative infections. Achaogen is developing plazomicin, Achaogen's lead product candidate, for the treatment of serious bacterial infections due to MDR Enterobacteriaceae, including carbapenem-resistant Enterobacteriaceae. Achaogen's plazomicin program is funded in part with Federal funds from the Biomedical Advanced Research and Development Authority (BARDA), Office of the Assistant Secretary for Preparedness and Response, Office of the Secretary, Department of Health and Human Services, under Contract No. HHSO100201000046C. Plazomicin is the first clinical candidate from Achaogen's gram-negative antibiotic discovery engine. Achaogen has other programs in early and late preclinical stages focused on other MDR gram-negative infections, including an orally-available antibacterial candidate, C-Scape, a combination of an approved beta-lactam and an approved beta-lactamase inhibitor. Achaogen is also pursuing an advanced series of LpxC inhibitor compounds that are active against Pseudomonas aeruginosa, and have been funded in part with Federal funds from the National Institute of Allergy and Infectious Diseases (NIAID), National Institutes of Health, Department of Health and Human Services, under Contract No. HHSN272201500009C. All product candidates are investigational only and have not been approved for commercialization. For more information, please visit www.achaogen.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, Achaogen's expectations regarding potential regulatory approval of plazomicin, Achaogen's commercial objectives and Achaogen's pipeline of product candidates. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause Achaogen's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; the risks and uncertainties of the regulatory approval process; the risks and uncertainties of commercialization and gaining market acceptance; the

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risk when bacteria will evolve resistance to plazomicin; Achaogen's reliance on third-party contract manufacturing organizations to manufacture and supply its product candidates and certain raw materials used in the production thereof; risks and uncertainties related to the acceptance of government funding for certain of Achaogen's programs, including the risk that BARDA or NIAID could terminate Achaogen's contract for the funding of the plazomicin or LpxC inhibitor development programs, respectively; risk of third party claims alleging infringement of patents and proprietary rights or seeking to invalidate Achaogen's patents or proprietary rights; and the risk that Achaogen's proprietary rights may be insufficient to protect its technologies and product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward- looking statements, as well as risks relating to Achaogen's business in general, see Achaogen's current and future reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Achaogen does not plan to publicly update or revise any forward-looking statements contained in this press release, whether as a result of any new information, future events, changed circumstances or otherwise

Source: Achaogen, Inc.

AKAO-G

Investor Contact:

Hans Vitzthum

212.915.2568

hans@lifesciadvisors.com

Media Contact:

Denise Powell

510.703.9491

denise@redhousecomms.com

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Achaogen, Inc.
Condensed Consolidated Statements of Operations
(in thousands except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Contract revenue	$10,734	$4,664	$41,773	$26,061
Operating expenses:
Research and development	17,862	12,261	73,999	40,228
General and administrative	4,934	3,287	17,122	12,406
Total operating expenses	22,796	15,548	91,121	52,634

Loss from operations	(12,062)	(10,884)	(49,348)	(26,573)

Interest expense	(765)	(435)	(2,320)	(699)
Other income (expense), net	(16,897)	53	(19,559)	179
Net loss	$(29,724)	$(11,266)	$(71,227)	$(27,093)

Basic and diluted net loss per common share	$(1.04)	$(0.61)	$(3.00)	$(1.49)
Weighted-average common shares outstanding used to
calculate basic and diluted net loss per common share	28,653,045	18,369,078	23,707,063	18,147,986

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Achaogen, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2016	2015

Assets
Current assets:
Cash and cash equivalents	$118,964	$20,287
Short-term investments	26,912	38,444
Contracts receivable	12,151	5,039
Prepaids and other current assets	2,189	1,719
Restricted cash	127	-
Total current assets	160,343	65,489
Property and equipment, net	3,261	905
Restricted cash	250	127
Deposit and other assets	71	342
Total assets	$163,925	$66,863

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,739	$3,537
Accrued liabilities	9,698	4,927
Loan payable, current portion	4,167	-
Other current liabilities	104	225
Total current liabilities	19,708	8,689

Loan payable, long-term	21,110	14,536
Warrant liability	13,874	-
Derivative liability	602	375
Other long-term liabilities	1,896	104
Total liabilities	57,190	23,704

Stockholders’ equity	106,735	43,159
Total liabilities and stockholders’ equity	$163,925	$66,863

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